UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One): |_| Form 10-K  |_| Form 20-F  |_| Form 11-K
             |X| Form 10-Q  |_| Form N-SAR

For Period Ended:  March 31, 2007                                SEC FILE NUMBER
                                                                 000-32231
|_|     Transition Report on Form 10-K
|_|     Transition Report on Form 20-F                           CUSIP NUMBER
|_|     Transition Report on Form 11-K                           97550R 100
|_|     Transition Report on Form 10-Q
|_|     Transition Report on Form N-SAR
For the Transition Period Ended:
                                 --------------------

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
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    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

Winsonic Digital Media Group, Ltd.
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Full Name of Registrant


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Former Name if Applicable

101 Marietta Street, Centennial Tower, Suite 2600
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Address of Principal Executive Office (Street and Number)

Atlanta, Georgia 30303
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City State and Zip Code

PART II - RULES 12b-25(b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

      (a)The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      (b)The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c)The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

      State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

      Management has worked diligently to complete its disclosures for the relevant fiscal quarter; however, the Form 10-QSB could not be filed within the prescribed time period due to staffing issues in the Registrant's finance department, including the lack of a CFO, and the fact that the Registrant is in the process of completing its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

      Winston Johnson          (404)                230-5705
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          (Name)            (Area Code)        (Telephone Number)

(2) Have all other periodic reports under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). |_| Yes |X| No

Form 10-KSB for the fiscal year ended December 31, 2006
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
|_| Yes  |X| No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

              WINSONIC DIGITAL MEDIA GROUP, LTD.
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         (Name of Registrant as Specified in Charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 16, 2007                               By: /s/ Winston Johnson
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                                                     Winston Johnson
                                                     Chief Executive Officer